Exhibit 5.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

March 4, 2009

Sensata Technologies, Inc.

Sensata Technologies Finance Company, LLC

Sensata Technologies Massachusetts, Inc.

Sensata Technologies Maryland, Inc.

c/o Sensata Technologies B.V.

Kolthofsingel 8

7602 EM Almelo

The Netherlands

Re: Registration Statement on Form S-4 (Registration No. 333-157550)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Sensata Technologies, Inc., a Delaware corporation, Sensata Technologies Finance Company, LLC, a Delaware limited liability company, Sensata Technologies Massachusetts, Inc., a Delaware corporation, and Sensata Technologies Maryland, Inc., a Delaware corporation (the “Guarantors”). This opinion letter is being delivered in connection with the proposed registration by Sensata Technologies B.V. (the “Issuer”) of €141,000,000 in aggregate principal amount of the Issuer’s 11.25% Senior Subordinated Notes due 2014, Series B (the “Exchange Notes”) and the Guarantors’ guarantees thereon (the “Guarantees”) pursuant to a Registration Statement on Form S-4 (Registration No. 333-157550) as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The Exchange Notes and related Guarantees are to be issued pursuant to the Indenture (as it may be amended or supplemented from time to time, the “Indenture”), dated as of July 23, 2008, among the Issuer, the Guarantors, the other guarantors party thereto, The Bank of New York Mellon, as trustee, and The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent. The Exchange Notes and related Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 11.25% Senior Subordinated Notes due 2014 (the “Old Notes”), of which €141,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Guarantors with respect to the issuance of the Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration Rights Agreement, dated as of July 23, 2008, by and among the Issuer, the Guarantors, the other guarantors party thereto and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman Sachs & Co., as placement agents, relating to the Old Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer, the Guarantors and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware (including, in each case, the statutory provisions, all applicable provisions of the relevant state constitution and reported judicial decisions interpreting the foregoing) or the federal law of the United States and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law and the Limited Liability Company Act of the State of Delaware which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

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